Exhibit 99.3

FOR IMMEDIATE RELEASE

BankFinancial Corporation to Present at the Sandler O’Neill & Partners, L.P. West Coast Financial Services Conference

Burr Ridge, Illinois – (February 28, 2007) BankFinancial Corporation (Nasdaq – BFIN) announced that it will participate in the Sandler O’Neill & Partners West Coast Financial Services Conference. BankFinancial’s Chairman and Chief Executive Officer, F. Morgan Gasior, is scheduled to participate on the Mid-West II Bank Panel at 2:20 p.m. Pacific Time (4:20 p.m. Central Time) on Tuesday, March 6, 2007.

This event can be accessed by logging on to www.sandleroneill.com. Once on this page, participants will be directed to the presentation. Interested parties may also dial 1-877-711-4415 to listen to the presentation. For those unable to listen to the live broadcast, a replay will be available at www.sandleroneill.com for 30 days after the event beginning on March 7, 2007. There is no charge to access the presentation.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At December 31, 2006, BankFinancial Corporation had total assets of $1.613 billion, total loans of $1.330 billion, total deposits of $1.130 billion and stockholders’ equity of $326 million. The company’s common stock trades on the Nasdaq Global Market under the symbol BFIN.

For Further Information
Contact:	Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
	Terence C. Wise Vice President – Investor Relations BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial Corporation Telephone: 630-242-7234